EXHIBIT 7.01

AGREEMENT OF JOINT FILING

The parties listed below agree that the Schedule 13D to which this agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them. This Agreement is intended to satisfy Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:   August 15, 2012

WEIDONG HONG

By:	/s/Weidong Hong

Sihitech Company Limited

By:	/s/Weidong Hong
Name:	Weidong Hong
Title:	Director/Officer

YUN SHI

By:	/s/Yun Shi

HONG WU

By:	/s/Hong Wu

DONG WANG

By:	/s/Dong Wang

STEVE SHIPING DAI

By:	/s/Steve Shiping Dai

CHUN ZHENG

By:	/s/Chun Zheng

XUN YANG

By:	/s/Xun Yang

WEIHUA HONG

By:	/s/Weihua Hong

LIJING REN

By:	/s/Lijing Ren

YANMEI WANG

By:	/s/Yanmei Wang

DANHUI MA

By:	/s/Danhui Ma

XINMIN YU

By:	/s/Xinmin Yu

REBECCA B. LE

By:	/s/Rebecca B. Le